Exhibit 99.1

Press Release

Contact: Raymond J. Pacini
                Chief Executive Officer                                                                                                                                        June 27, 2006
                949-250-7781

CALC Announces Bolsa Chica Ground Breaking, Plan for Special Dividend and Annual Meeting Results
— Management Responds to Minority Stockholder Criticisms

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) announced today that yesterday it broke ground on its 356-home Brightwater project located on the Bolsa Chica mesa in Orange County, California. The Bolsa Chica mesa is one of the last large undeveloped coastal properties in Southern California, and is located approximately 35 miles south of downtown Los Angeles. Bolsa Chica is bordered on the east and north by residential development in the City of Huntington Beach and Huntington Harbor, to the south by open space and the Bolsa Chica wetlands, and to the west by open space, Pacific Coast Highway, Bolsa Chica State Beach, and the Pacific Ocean.

The Company also announced that it expects to pay a special tax-advantaged dividend of approximately $11 - $13 per share to the holders of its common stock within the next 90 days, subject to the completion of a $125 million financing transaction. The Company expects the dividend to be treated as a return of capital to the extent of each stockholder’s tax basis in the Company’s stock.

“With the commencement of development at Brightwater, the Board has concluded that a cash return to our stockholders on a tax efficient basis is warranted at this time,” stated Raymond J. Pacini, the Company’s Chief Executive Officer. “Due to our tax position, we have a unique opportunity in 2006 to distribute cash to stockholders as a return of capital.”  Pacini explained.

The Company is currently negotiating the $125 million term loan to finance the dividend payment and a $100 million revolving construction loan for Brightwater, which remain subject to completion of an appraisal of the Brightwater project, credit approval, the negotiation of definitive credit agreements and related documents. Therefore, there can be no assurances that these financing transactions will be completed, and that the dividend will be paid, or that there will not be any delays in completing these transactions.

“Our Board and management will continue to review any alternative that can enhance the value of our Company to its stockholders,” commented Pacini.  “While certain short-term oriented hedge fund investors have lobbied publicly to force Board action that they believe will best serve their limited self-interests, our Board remains committed to actions that are in the best interests of all of our stockholders. We are especially focused on long-term value strategies that will make use of all of the Company’s assets, including tax assets and other intangibles. This special dividend is one example of the thoroughness and long-term perspective of our Company and its management.”

In September 2005, the Company engaged JMP Securities LLC as its financial advisor with respect to a potential sale transaction or other strategic alternatives. They looked in earnest for a viable acquiror, presenting the Company to many national homebuilders, private equity firms and financial buyers. However, there was no offer at a premium to the trading price of the Company’s stock. Therefore, at the present time and in view of current market conditions, the Board has determined that maximum stockholder value would not be achieved through a public auction of the Company or sale of Bolsa Chica. Consequently, it has decided to pay a special cash dividend and continue with the Brightwater development effort, while keeping all other options open.

“Bolsa Chica is a phenomenal piece of property and represents one of the last opportunities to develop a master planned community on the Southern California coast.” Pacini continued. “We believe that it will ultimately command a premium valuation, and our efforts will continue in that regard. We believe that the interests of the Company’s Board and management are perfectly aligned with those of our stockholders, and the current stockholder disagreement is based on misinformation, a lack of understanding on their part and a focus on short-term vs. long-term objectives. We have invited them to receive better information and to participate on our Board, however they have rejected those offers, preferring instead to disagree with us in a public forum.”

“We also want to point out certain factual errors contained in Mercury’s recent letter”, continued Mr. Pacini. “While both Mercury and Mellon HBV have suggested that a sale of the Bolsa Chica asset for $300 to $350 million would yield $30 - $35 per share, they have ignored the corporate income taxes which would be payable in connection with any such transaction and their calculation is also based on an inaccurate number of fully diluted shares. In the event that a sale was to occur in the range they suggest, the net proceeds to stockholders after corporate income taxes would be $24 - $27 per share.”

The Company also announced the results of its Annual Meeting of Stockholders held earlier today, at which all of the management proposals were approved.  “An overwhelming majority of our stockholders supported the reelection of our incumbent Directors, with each Director receiving at least 82% of the votes cast. A majority also approved expansion of the stock option plan by 250,000 additional shares and the ratification of Deloitte & Touche LLP as our independent auditors,” Pacini stated. “Other than the negative votes cast by Mercury and Mellon HBV, almost all of our unaffiliated stockholders approved these proposals, and we are thankful for their continuing confidence in the direction of the Company and their support of the Board and management.”

The Company is a residential land development and homebuilding company operating in Southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc. Signal Landmark owns 110 acres on the Bolsa Chica mesa, where construction has commenced for the development of 356 single-family homes in the Brightwater residential community. Brightwater represents one of the last opportunities to develop a master planned community on the Southern California coast. The Brightwater community will offer a broad mix of home choices averaging 2,850 square feet and ranging in size from 1,700 square feet to 4,100 square feet. The Company currently expects to complete grading and begin building model homes during the third quarter of this year and start selling homes during the second quarter of 2007; however, there can be no assurance that delays will not be encountered. Hearthside Homes has delivered over 1,900 homes to families throughout Southern California over the last ten years.

Prohibition Against Becoming a 5% Stockholder and
No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $124 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions. The Company may entertain requests for permission to exceed the limitations on stock acquisitions in the future if the Company’s Board of Directors determines that such acquisitions would not jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the timing and ability to complete the financing transaction, the Company’s residential development plans, and other statements contained herein that are not historical facts.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Other risks are discussed in the Company’s filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

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